Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From:	David Harvey, Chairman, President and CEO	For questions contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

August 13, 2004

JAI NAGARKATTI ELECTED SIGMA-ALDRICH PRESIDENT AND CHIEF OPERATING OFFICER

The Sigma-Aldrich Corporation’s Board of Directors announced today the election of Jai Nagarkatti, 57, (President of the Scientific Research Business Unit) as President and Chief Operating Officer. David R. Harvey, 65, will relinquish his role as President but continue as Chairman of the Board and Chief Executive Officer.

David R. Harvey, speaking on behalf of the Board, stated “This organizational change further strengthens the ability of our company to deliver long-term shareholder value. Overall our aim remains to improve the services we provide customers worldwide by fully recognizing and better utilizing the talents of our committed employees.”

Reporting to Nagarkatti in his new role will be the Company’s three business units of Scientific Research, Biotechnology and Fine Chemicals. Other functions will continue to report directly to Harvey.

Nagarkatti’s 28-year Sigma-Aldrich career has spanned R&D, manufacturing, operations and sales and marketing. Since the beginning of 2003, he has been President of Scientific Research, the Company’s largest business unit. Previously he was President of the Fine Chemicals business.

Jai Nagarkatti, a U.S. citizen, was born in Hyderabad, India. He obtained his Master’s degree in chemistry at Osmania University in Hyderabad and subsequently a Ph.D. in organic chemistry at Texas A&M University-Commerce.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has over 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com